Exhibit 99.1
Cardtronics Announces $200 Million Offering of Senior Subordinated Notes Due 2018
Cardtronics, Inc. (NASDAQ: CATM) announced today that it has launched a public offering of $200 million of senior subordinated notes due 2018 (the “Notes”). The company intends to use all of the net proceeds from the Notes offering to purchase its outstanding $200 million aggregate principal amount of 9 1/4% senior subordinated notes due 2013 pursuant to a tender offer and to redeem any such notes not acquired in the tender offer.
Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering. Wells Fargo Securities, LLC, BBVA Securities Inc. and SunTrust Robinson Humphrey, Inc. are acting as co-managers.
A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: Banc of America Securities LLC, Attention: Syndicate Operations, 4 World Financial Center, Mail Code NY3-004-07-09, 250 Vesey Street, 7th Floor, New York, New York 10080-1305, telephone: 1-800-294-1322 or J.P. Morgan Securities Inc., 383 Madison Avenue 3rd Floor, New York, New York 10179, telephone: 1-800-245-8812.
The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the SEC and are available on its website at http://www.sec.gov.
This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
ABOUT CARDTRONICS
Cardtronics, headquartered in Houston, Texas, provides automated consumer financial services through its network of ATMs and multi-function financial services kiosks throughout the United States, the United Kingdom and Mexico.
The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking and are based upon Cardtronics’ current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Cardtronics plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future capital expenditures and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in operating risks, liquidity risks, legislative developments and other risk factors and known trends and uncertainties as described in Cardtronics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Cardtronics’ actual results and plans could differ materially from those expressed in the forward-looking statements. Cardtronics undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.